Exhibit 99.1

Page 1 of 2

FOR RELEASE

Unitil Senior Vice President Todd R. Black Announces Intention to Retire in May 2023

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HAMPTON, NH, February 1, 2023: Unitil Corporation (“Unitil” or the “Company”) (NYSE:UTL) (unitil.com) today announced the planned retirement of Todd R. Black, Senior Vice President, effective May 1, 2023, capping a successful career spanning 35 years in the utility industry.

“Unitil has been a wonderful place to build a career for the last 25 years and I am truly proud of our accomplishments during that time,” Mr. Black said. “Unitil is a special company with incredibly talented people, and I look forward to their continued success.”

Mr. Black has served as Unitil’s Senior Vice President, External Affairs and Customer Relations, since September 2009. Mr. Black joined Unitil in 1998 and has served in various management roles including, from 2003 to 2009, President of Usource Inc. (the Company’s former energy brokering and consulting subsidiary). Prior to joining Unitil, Mr. Black worked for various utility and energy companies and is an alumnus of the University of New Hampshire (“UNH”). He is also Chairman of the Board of Directors at Normandeau Associates (a provider of science-based environmental consulting services), Vice-Chairman of the Advisory Board at the Peter T. Paul College of Business and Economics at UNH, a member of the Executive Board of Directors at the New Hampshire Business and Industry Association, and a former member of the Board of Trustees at the University System of New Hampshire.

“I’d like to thank Todd for all he has done during his many years of dedicated service, and for developing the strong team of professionals who will lead the Company into the future. He will be greatly missed after his long and distinguished career at Unitil,” Thomas P. Meissner, Jr., Unitil’s Chairman, CEO and President said.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 108,100 electric customers and 87,500 natural gas customers. For more information about our people, technologies, and community involvement please visit unitil.com.

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

For more information please contact:

Todd Diggins – Investor Relations

Phone: 603-773-6504

Email: diggins@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com